EXHIBIT 99.1

                         GOLDEN SOIL, INC AND SUBSIDIARY
                      CONSOLIDATED PROFORMA BALANCE SHEETS
                               SEPTEMBER 30, 2000
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                                  GOLDEN SOIL, INC. AND SUBSIDIARY
                                  PROFORMA COMBINED BALANCE SHEETS
                                         September 30, 2000

----------------------------------------------------------------------------------------------


                                             Golden Soil    Merilus      Elimination    Total
                                             -----------    -------      -----------    -----
ASSETS

CURRENT ASSETS

   Cash                                       $     -     $   4,522      $          $   4,522
    Accounts receivable - related parties           -        15,257                    15,257
    Accounts receivable - trade                     -       119,864                   119,864
                                              ---------    ---------                ---------
        Total Current Assets                        -       139,643                  139,643
                                              ---------    ---------                ---------

EQUIPMENT - net of accumulated depreciation         -        44,770                    44,770
                                              ---------    ---------                ---------

OTHER ASSETS
    Note  receivable - related party            151,085         -       (151,085)         -
                                              ---------    ---------   ---------    ----------

                                              $ 151,085   $ 184,413                 $ 184,413
                                              =========    =========                =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable                          $      -     $ 764,776    $(151,085)   $ 613,691
                                              ---------   ---------    ---------    ---------
     Total Current Liabilities                      -       764,776                   613,691
                                              ---------    ---------                ---------


STOCKHOLDERS' EQUITY (DEFICIENCY)               151,085    (580,363)                 (429,278)
                                              ---------    ---------                 ---------

                                              $ 151,085   $ 184,413                 $ 184,413
                                              =========    =========                =========
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                        GOLDEN SOIL, INC. AND SUBSIDIARY
                   PROFORMA COMBINED STATEMENTS OF OPERATIONS
                      For the Year Ended September 30, 2000

--------------------------------------------------------------------------------



                         Golden Soil      Merilus      Elimination      Total

REVENUES                $   1,085       $ 276,906          -         $ 277,991

COST OF SALES                 -            68,464          -            68,464
                                        ---------          -         ---------

   GROSS PROFIT             1,085         208,442          -           209,527

EXPENSES                   10,860         723,365          -           734,225
                                        ---------          -         ---------


NET PROFIT (LOSS)       $  (9,775)      $(514,923)         -         $(524,698)
                         =========      =========                    =========



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